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                                                                    EXHIBIT 8.01


                    [Letterhead of Willkie Farr & Gallagher]


September 28, 2000



VERITAS Software Corporation
1600 Plymouth Street
Mountain View, California 94043

Ladies and Gentlemen:

We have acted as special counsel to VERITAS Software Corporation, a Delaware corporation ("VERITAS"), in connection with the preparation of the Registration Statement on Form S-4 of VERITAS (file no. 333-41318), initially filed on July 13, 2000, as amended by Amendment No. 1 thereto, filed on August 30, 2000, and as amended by Amendment No. 2 thereto, filed on the date hereof (such Registration Statement, as so amended, the "Registration Statement"), relating to the proposed merger of Victory Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of VERITAS ("Merger Sub"), with and into Seagate Technology, Inc., a Delaware corporation ("Seagate"). In that connection, we have prepared the section entitled "Material United States Federal Income Tax Consequences of the Merger" contained in the Joint Proxy Statement/Prospectus forming a part of the Registration Statement (the "Joint Proxy Statement/Prospectus").

Our opinion is based on the provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practice, all as of the date of this letter, and all of which may change at any time. We have also examined copies of (i) the Agreement and Plan of Merger and Reorganization dated as of March 29, 2000 (as amended by the Consolidated Amendment (as defined below), the "Merger Agreement"), by and among VERITAS, Merger Sub and Seagate, (ii) the Consolidated Amendment to Stock Purchase Agreement, Agreement and Plan of Merger and Reorganization, and Indemnification Agreement, and Consent dated as of August 29, 2000 (the "Consolidated Amendment"), by and among VERITAS, Merger Sub, Seagate, Seagate Software Holdings, Inc. and Suez Acquisition Company (Cayman) Limited and (iii) the Registration Statement.

It is our opinion that the above-referenced section of the Joint Proxy Statement/Prospectus, based upon the assumptions contained therein (including the accuracy of certain representations to be provided by VERITAS, Merger Sub and Seagate as of the Effective Time (as that term is defined in the Merger Agreement)), provides an accurate discussion of the material Federal income tax consequences of the Merger (as that term is defined in the Merger Agreement).
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September 28, 2000

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We hereby consent to the use of this opinion as an exhibit to the Registration
Statement, which is being filed with the Securities and Exchange Commission and to the reference to us in the Joint Proxy Statement/Prospectus included as part of the Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.



Very truly yours,

/s/ WILLKIE FARR & GALLAGHER